UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Nutraceutical International Corporation
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Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060
December 16, 2016
To our Stockholders:
You are cordially invited to the 2017 Annual Meeting of Stockholders for Nutraceutical International Corporation.

Date:	Monday, January 23, 2017
Time:	9:00 a.m.
Place:	The Ritz-Carlton 4012 Central Florida Parkway Orlando, Florida 32837 Phone: (435) 655-6106

At the Annual Meeting, you will have the opportunity to act on the following matters:

•	Election of two Class I directors, each for a term of three years,

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017,

•	Advisory vote to approve named executive officer compensation, and

•	Any other business that may properly come before the meeting or any adjournment of the meeting.
In addition to the formal items of business, we will review the major developments and accomplishments of fiscal 2016 and answer appropriate questions that you may have about us and our activities.
This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on December 5, 2016, who are the only holders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
You will find information regarding the matters to be voted on in the attached notice of Annual Meeting of Stockholders and Proxy Statement. It is important that your shares be represented at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card or voting instruction card in the enclosed envelope, even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the Annual Meeting by following the instructions in this Proxy Statement.
If you have any questions concerning the meeting, please contact our investor relations at 435-655-6106 or investor@nutraceutical.com.
Thank you for your ongoing support and continued interest in our company. We look forward to seeing you at the Annual Meeting.
Sincerely,
Frank W. Gay II
Chairman of the Board
and Chief Executive Officer

WHERE CAN I GET MORE INFORMATION?
We file annual, quarterly and special reports, proxy statements and other information (including certain press releases filed as exhibits to Form 8-K) with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website (www.sec.gov). You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, along with the accompanying financial statements and financial statement schedule. The Annual Report is not to be regarded as proxy soliciting material. If you would like copies of any other recently filed documents, please direct your request to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.
Our SEC filings are only one of the ways that we try to reach our stockholders. Please remember that there are other sources of information available to you throughout the year, including:

•	Our investor information line at 435-655-6106 and email at investor@nutraceutical.com, and

•	Our website (www.nutraceutical.com), which includes links to our SEC filings and press releases and other information about Nutraceutical.
The information contained in our other SEC filings and on our website is not incorporated into this Proxy Statement.

PROXY STATEMENT FOR THE
NUTRACEUTICAL INTERNATIONAL CORPORATION
2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROXY STATEMENT
You were sent this Proxy Statement and the enclosed proxy card or voting instruction card because our Board of Directors is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders. This Proxy Statement summarizes the information that you will need in order to vote at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead vote your shares by phone, via the Internet or by completing, signing, dating and returning the enclosed proxy card or voting instruction card.
This Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K have been or will be sent on or about December 16, 2016 to all stockholders who owned our common stock at the close of business on December 5, 2016, the record date, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of our stockholders will be open for examination at our headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 9,204,270 shares of our common stock issued, outstanding and entitled to vote.
NUMBER OF VOTES
Each share of our common stock entitles you to one vote on each proposal at the Annual Meeting. Your proxy card indicates the number of shares of our common stock that you own.
QUORUM REQUIREMENT
At the Annual Meeting, the Inspector of Election will determine whether a quorum is present. A quorum is required to conduct any business at the Annual Meeting. For a quorum to be present, the holders of a majority of the issued and outstanding shares of common stock on the record date and entitled to vote must be present in person or by proxy. If you mark your proxy card “ABSTAIN,” or if your proxy vote is held in street name by your broker and it is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.
VOTING METHODS
This Proxy Statement is furnished in connection with the solicitation of proxies by Nutraceutical on behalf of the Board of Directors for the 2017 Annual Meeting of Stockholders.
You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions included on the voting instruction card,

•	Vote by telephone using the instructions on the proxy card or voting instruction card,

•	Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card, or

•	Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 22, 2017.
VOTING BY PROXY
Whether or not you plan to attend the Annual Meeting, please vote your shares by phone, via the Internet or by completing, signing, dating and returning the enclosed proxy card or voting instruction card in the envelope provided. Submitting your proxy now will not affect your right to attend the Annual Meeting and vote in person. The last vote that you submit chronologically prior to or at the Annual Meeting will supersede your prior vote(s).
Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. If you fill out your proxy card properly and return it in time to vote, your shares will be voted as you have directed.
Presently, we know of no matters to be addressed at the Annual Meeting beyond those described in this Proxy Statement. Under our By-laws and applicable SEC regulations, the deadline has passed for stockholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting.
REVOKING YOUR PROXY
If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

•	You may send in another proxy with a later date, before the Annual Meeting,

•	You may notify us of your proxy revocation in writing, before the Annual Meeting, or

•	You may attend the Annual Meeting, advise the Inspector of Election of your revocation, and then vote in person.
Written submissions of another proxy with a later date or of a proxy revocation should be delivered to the Nutraceutical Legal Department at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, at least one business day prior to the Annual Meeting, or they may be delivered to the Inspector of Election at the Annual Meeting.
VOTING IN PERSON
If you plan to attend the Annual Meeting and vote in person, you may deliver your completed proxy card or you may obtain a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 5, 2016, the record date for voting. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.
YOUR PARTICIPATION IN VOTING THE SHARES YOU OWN IS IMPORTANT
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the voting instruction form to submit your proxy or voting instructions. We hope you will exercise your rights and fully participate as a Nutraceutical stockholder.
MORE INFORMATION IS AVAILABLE
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website, www.sec.gov/spotlight/proxymatters.shtml, with more information about your rights as a stockholder. Additionally, you may contact Nutraceutical’s investor information line at 435-655-6106 or investor@nutraceutical.com.
APPROVING THE PROPOSALS

PROPOSAL I:	ELECTING TWO CLASS I DIRECTORS
At the Annual Meeting, the two nominees for director receiving the greatest number of votes cast in person or by proxy, whether or not a majority of the total votes cast, will be elected. If you are present and do not vote, or if you send in your proxy card marked “WITHHOLD AUTHORITY,” your vote will have no impact on the election of those directors as to whom you have withheld votes.

PROPOSAL II:	RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017

The ratification of the appointment of an independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

PROPOSAL III:	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of Nutraceutical’s named executive officers as disclosed in this Proxy Statement. Approval of this “say-on-pay” proposal requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.
EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
Abstentions will be counted as shares present and entitled to be voted. Abstentions will have no effect on the outcome of the vote on Proposal I since directors are elected by a plurality vote. Abstentions will have the effect of votes against Proposals II and III since those proposals will be approved by a majority of the shares present and entitled to vote.
Brokers generally have discretionary authority to vote shares for which their customers did not provide voting instructions only on Proposal II (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm). Brokers do not have such discretionary authority to vote uninstructed shares on Proposals I and III. If you do not instruct your broker on how to vote your shares on Proposals I and III, they will be broker non-votes and will be included in the number of shares represented for purposes of determining whether a quorum is present. Broker non-votes are not, however, counted as shares present and entitled to be voted for Proposal I (election of Class I Directors) or Proposal III (advisory vote to approve named executive officer compensation) and will not affect the outcome of those votes.
DEFAULT VOTING
If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal I (election of Class I Directors), FOR Proposal II (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm), and FOR Proposal III (advisory vote to approve named executive officer compensation). If any other business properly comes before the stockholders for a vote at the meeting, or any adjournments or postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.
COST OF SOLICITING PROXIES
We will bear all of the costs of soliciting these proxies on behalf of our Board of Directors. In addition to mailing proxy solicitation material, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. We will not compensate these directors, officers and employees additionally for this solicitation, but we may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting proxies. We reserve the right to retain other outside agencies for the purpose of soliciting proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and, as required by law, we will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding solicitation materials.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
 We are sending only one set of 2017 Annual Meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.
If you received a householded mailing this year and you would like to receive a separate copy of the proxy materials, we will deliver a copy promptly upon your request in one of the following manners:

•	Email investor@nutraceutical.com,

•	Send your request by mail to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, or

•	Call our investor information line at 435-655-6106.
 To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify us using the contacts for our Investor Relations department described above.
 If you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.
 Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Nutraceutical stock at two different brokerage firms, your household will receive two copies of our Annual Meeting materials—one from each brokerage firm.
DIRECTIONS TO THE MEETING
You may request directions to the Annual Meeting via email at investor@nutraceutical.com or call 435-655-6106.
PROPOSALS
Our Board of Directors (referred to collectively as the “Board”) is soliciting your vote with respect to each of the following proposals. We do not expect any other matters to come before the meeting; however, if another matter is voted upon, your shares will be voted in accordance with your proxy representative’s best judgment.

PROPOSAL I:	ELECTING TWO CLASS I DIRECTORS
The Nominating Committee, comprised of the independent members of the Board (excluding any nominees), has nominated Jeffrey A. Hinrichs and J. Kimo Esplin as Class I directors to be elected at the Annual Meeting. Messrs. Hinrichs and Esplin did not participate in the nomination process. Certain information regarding these nominees and each of the other directors is set forth below under the caption “The Board of Directors.” If you elect them, Messrs. Hinrichs and Esplin will hold office until the 2020 Annual Meeting or until their earlier death, resignation or removal.
The Board recommends a vote “FOR” all nominees.
We know of no reason why either of these nominees may be unable to serve as a director. According to our By-laws, the nominees will be elected to the Board if the nominee receives affirmative “FOR” votes representing a plurality of the votes of the shares of common stock present or represented by proxy at the meeting and entitled to vote. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” If a nominee is unable to serve, your proxy representative may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or if the Board increases the number of directors, the Board may fill each vacancy by following the procedures outlined in the section of this Proxy Statement entitled “Director Nomination Process.”

PROPOSAL II:	RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm, and the Board is asking stockholders to ratify that selection. PricewaterhouseCoopers LLP audited our financial statements for the year ended September 30, 2016. We expect representatives of PricewaterhouseCoopers LLP to attend the Annual Meeting where they will have the opportunity to make a statement if they wish, and will be available to answer any relevant questions that you may have.
The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Nutraceutical’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote. Although current laws, rules and regulations, as well as the written charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.
If the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017 is not ratified by stockholders, the adverse vote will be considered a directive to the Audit Committee to consider other accountants for next year. However, because of the difficulty in making any substitution of an independent registered public accounting firm so long after the beginning of the current fiscal year, the appointment for fiscal 2017 will stand unless the Audit Committee finds other good reason for making a change.
PROPOSAL III: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board is asking stockholders to approve, on an advisory basis, the compensation of Nutraceutical’s named executive officers as disclosed in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Nutraceutical’s named executive officers, as disclosed in Nutraceutical’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, the compensation tables and narrative discussion) is hereby APPROVED.
The Board recommends that stockholders vote “FOR” approval of Nutraceutical’s compensation of its named executive officers as disclosed in this Proxy Statement.
Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

In the 2016 advisory vote on executive compensation, 76 percent of the outstanding common shares were voted in favor of the resolution recommending approval of the compensation of Nutraceutical’s named executive officers. After the advisory vote and periodically during 2016, discussions were held with stockholders regarding improvements, which can be made in the design and communication of the Nutraceutical executive compensation program. The Compensation Committee has determined to make the following changes in fiscal 2017:

Element of Compensation	Change
Annual Incentive Plan
The annual incentive plan for executive officers contains a formulaic mechanism for both determining the size of the incentive pool and allocating it to the named executive officers. The Compensation Committee may exercise negative discretion to reduce the awards yielded by the formula, but not positive discretion to increase them. The description of the annual incentive plan in the Compensation Discussion and Analysis has been revised to make clear that the Compensation Committee may not exercise positive discretion regarding the size of the awards yielded by the annual incentive formula.

Long-Term Incentive Plan
Commencing in fiscal 2017, at least 50 percent of the equity granted under the long-term incentive plan will be performance-based and performance-vested. Equity will vest based on the achievement of pre-set financial targets over a three-year performance period. A description of the 2017 performance stock unit grants is contained in the Compensation Discussion and Analysis.

Appointment of An Independent Consultant to Advise on 2017 Pay Design
The Compensation Committee has engaged Compensation & Benefits Solutions, LLC to assist it in analyzing executive officer compensation and governance regarding executive compensation matters for fiscal 2017.

Peer Group
The Company has selected a peer group, which will be used by the Compensation Committee as a tool for making compensation decisions, effective for fiscal 2017. The peer group is disclosed in the Compensation Discussion and Analysis.

Clawback Policy	Nutraceutical has adopted a clawback policy for named executive officers. The policy is discussed in the Compensation Discussion and Analysis.
Stock Ownership Guidelines
Nutraceutical has adopted stock ownership guidelines for named executive officers and directors. The policy will require holding shares granted by way of equity compensation until the stock ownership thresholds have been achieved. The stock ownership policy is discussed in the Compensation Discussion and Analysis.

The Board urges stockholders to read the “Compensation Discussion and Analysis” section below, which describes in detail how Nutraceutical’s executive compensation practices operate and are designed to achieve Nutraceutical’s core executive compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Compensation of Executives” below, which provide detailed information about the compensation of our named executive officers. The Compensation Committee and the Board believe that the compensation practices described in the “Compensation Discussion and Analysis” section are effective in achieving Nutraceutical’s core executive compensation objectives and that the compensation of our named executive officers as disclosed in this Proxy Statement reflects and supports the appropriateness of Nutraceutical’s executive compensation philosophy and practices.
A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board or Nutraceutical. Although the vote is non-binding, the Compensation Committee will review and consider the voting results when evaluating the compensation program for Nutraceutical’s named executive officers.

THE BOARD OF DIRECTORS AND OUR CORPORATE GOVERNANCE
The Board oversees our business and other affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in our day-to-day operations. Board members keep themselves informed through discussions and interaction with our chairman, executive officers and other employees, as well as the Board’s and our principal outside advisors (such as legal counsel, independent registered public accounting firm and other consultants). Board members regularly review, analyze and discuss financial, legal, regulatory and similar information about us and our business. Board members also stay informed through participation in Board meetings, committee meetings and executive sessions that include only independent members of the Board and such advisors or consultants as independent Board members deem appropriate.
The Board believes that individuals who serve on the Board should have notable or significant achievements in business or education; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. In addition, we seek directors who have demonstrated leadership experience, financial experience, industry experience and other qualifications set by the Board, as discussed in more detail below. The Board has not established any formal diversity policy; however, the Nominating Committee recognizes the value that arises from the diversity of perspective, background and experience of Board members and nominees.
As of September 30, 2016, six individuals were serving on the Board. Board members are divided into three classes, and the term of service for each class expires in a different year, with each director serving a term of three years, or until his earlier death, resignation or removal.
The Board held four meetings during fiscal 2016 and did not act by unanimous written consent during this period. The independent directors meet in executive sessions, without any member of management being present, prior to, during or immediately following regularly scheduled meetings of the Board and at such other times as they deem appropriate. All Board members participated in 75 percent or more of the aggregate of (i) the total number of Board meetings held during their periods of service within the fiscal year and (ii) the total number of meetings held by Board committees on which they served during their periods of service within the fiscal year.
Our policy is to invite each director to attend the Annual Meeting. All of our directors attended last year’s Annual Meeting.
NOMINATED FOR RE-ELECTION
CLASS I DIRECTORS – TERM TO EXPIRE AT THE 2020 ANNUAL MEETING IF ELECTED
Jeffrey A. Hinrichs, age 59, has served as a director, executive vice president and chief operating officer since 1994. Before he joined us, Mr. Hinrichs served as president of Solaray from 1993 to 1994. Prior to his tenure as president, Mr. Hinrichs served as chief financial officer as well as in other management positions with Solaray from 1984 to 1993. Mr. Hinrichs received a bachelor of science degree from Weber State University.
Mr. Hinrichs served as both a board member and a member of the executive committee of the board for the Council of Responsible Nutrition, an industry trade association, for approximately seven years. He is also a past president of the American Herbal Products Association.
With years of demonstrated ability in his position with us and with Solaray before that, Mr. Hinrichs brings to our Board extensive knowledge of the industry and of our history, operations, business objectives and management philosophy.
J. Kimo Esplin, age 54, has served as a director since 2004 and as of January 1, 2017, is executive vice president - strategy of the Huntsman Corporation. Mr. Esplin previously served as chief financial officer of the Huntsman Corporation beginning in 1997. Prior to then, Mr. Esplin served as the treasurer of the Huntsman Companies. Prior to joining Huntsman in 1994, Mr. Esplin was vice president in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin received a master’s degree in business management from Northwestern University and a bachelor of science degree in accounting from Brigham Young University (“BYU”). Mr. Esplin also serves as a member of the board of directors of Savage Services Corporation, a privately held company.

Mr. Esplin’s background as an executive in both finance and banking brings extensive leadership and finance experience to our Board. In addition, his experience as a chief financial officer at a large publicly traded company enables him to provide a valuable perspective on audit, financial and reporting issues.
INCUMBENT DIRECTORS
CLASS II DIRECTORS – TERM TO EXPIRE AT THE 2018 ANNUAL MEETING
Michael D. Burke, age 72, has served as a director since 2000 and is president of MDB Capital Ventures, a venture capital firm. Mr. Burke is chair of the San Antonio Clean Technology Forum—a major sustainability initiative he founded in early 2008. He was formerly director, president and chief executive officer of EOTT Energy Corp., the largest independent marketer and transporter of crude oil in North America. Prior to joining EOTT Energy Corp., Mr. Burke served as director, president and chief executive officer of Tesoro Petroleum Corporation from 1992 to 1995. From 1980 to 1992, Mr. Burke held a number of senior executive positions with Texas Eastern Corp., including group vice president-products and president/chief executive officer of TEPPCO Partners, L.P. Mr. Burke currently serves on the boards of Reasoning Mind, Inc., Great Hearts Academies, IDEA Public Schools and the San Antonio Medical Foundation. He received a master’s degree in business administration from the University of Texas and a bachelor of science degree in chemical engineering from Texas A&M University.
Mr. Burke’s background includes extensive experience as an investor, director and senior executive (including chief executive officer) of several companies as well as leadership roles in important community initiatives. This background gives him the knowledge and experience to provide strategic input and leadership in various aspects of our business as a member of our Board.
James D. Stice, Ph.D., age 57, has served as a director since 2000 and is the Distinguished Teaching Professor of Accounting in the School of Accountancy at BYU. Professor Stice has been at BYU since 1988. He has co-authored three accounting textbooks and published numerous professional and academic articles. In addition, Professor Stice has been involved in executive education for Ernst & Young, Bank of America Corporation, International Business Machines Corporation, RSM McGladrey, and AngloGold Limited and has taught at INSEAD (in both France and Singapore) and CEIBS (in China). Professor Stice also serves on the Audit Committee of Deseret Management Corporation. Professor Stice received a Ph.D. from the University of Washington as well as master’s and bachelor’s degrees from BYU, all in accounting.
As a leading scholar in the area of financial accounting, Professor Stice has extensive knowledge of this field and brings important leadership and finance knowledge and experience to our Board and to our Audit Committee.  His academic experience in writing about and teaching these issues, as well as his involvement in executive education, enables him to provide a valuable perspective on financial accounting and audit issues.
CLASS III DIRECTORS – TERM TO EXPIRE AT THE 2019 ANNUAL MEETING
Frank W. Gay II, age 71, has served as the chairman of the Board since its inception and as Chief Executive Officer since 1994. Mr. Gay received a master’s degree in business administration from Harvard Business School and a bachelor of science degree in accounting from BYU.
Mr. Gay is an entrepreneur and business leader, having been involved with many businesses in various industries in the course of his career. Mr. Gay, following his move to Park City, Utah in late 1992, identified and solicited Bain Capital (“Bain”) in 1993 to finance and form our Company to acquire Solaray, Inc. as the initial platform acquisition in the nutritional supplement industry. He became Chairman of our Company in 1993 and Chief Executive Officer in 1994 at the request of Bain and our lenders when Makers of Kal, Inc. was acquired. Over the past 20+ years with us, he has demonstrated his leadership and abilities to our Board and our stockholders. Mr. Gay brings extensive knowledge of finance, acquisitions, operations and strategy to our Company and Board.
Gregory M. Benson, age 62, has served as a director since 2004 and is currently a Managing Partner and Co-Founder of Huntsman Gay Capital Partners.1 Mr. Benson was formerly a senior member of the London-based Bain team starting up Bain’s European private equity business. Mr. Benson joined Bain in 1996 and has worked with a number of Bain’s portfolio companies in various capacities. Prior to joining Bain, he served for four years as the chief financial officer of a Bain-led buyout, American Pad and Paper Company, and headed the company’s acquisition program prior to its public offering. Mr. Benson began his business career with General Electric where he served for 16 years in senior management positions with a wide variety of responsibilities, including those involving business startups and finance. Mr. Benson concluded his service with General Electric as Head of Merchant Banking for GE Financial Services. Mr. Benson received a bachelor of science degree in business administration from the University of Minnesota.
Mr. Benson has extensive knowledge of and connections in the world of finance and acquisitions as well as all aspects of venture capital and private equity. He also has significant operational and international experience. This combined background brings a unique leadership and finance perspective to our Board.
1 Mr. Frank W. Gay II’s brother, Robert C. Gay, is also Co-Founder and Executive Director of Huntsman Gay Capital Partners, which commenced business in 2008.  Mr. Frank W. Gay II is not affiliated with Huntsman Gay Capital Partners.  The Board reviewed Mr. Benson’s involvement with Huntsman Gay Capital Partners and Mr. Frank W. Gay II’s familial relationship and determined that they do not affect Mr. Benson’s independence with respect to our Board.
COMMITTEES OF THE BOARD
The Board has three standing committees comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating Committee. The committees assist the Board in discharging its oversight responsibilities.
The table below provides current membership for each of the Board committees.

Director	Audit	Compensation	Nominating
J. Kimo Esplin	Member		Member
Michael D. Burke	Member		Member
James D. Stice	Member	Member	Member
Gregory M. Benson		Member	Member
Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and reporting practices, as well as undertaking other duties as directed by the Board. The Audit Committee also selects, engages, compensates and oversees our independent registered public accounting firm and pre-approves all services to be performed by the firm. The Audit Committee’s primary duties include reviewing the scope and adequacy of our internal accounting and financial controls; reviewing the independence of the independent registered public accounting firm; approving the scope of their annual audit activities; approving the audit fee; approving any non-audit related services; reviewing the audit results; reviewing the objectivity, effectiveness and resources of our internal audit function; appraising our financial reporting activities and the accounting standards and principles followed; and reviewing and approving our ethics and compliance policies.
PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm. The Audit Committee selects, engages and oversees the independent registered public accounting firm and pre-approves all services to be performed by that firm. In addition, in order to assure the continuing independence of our independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.
The Board has adopted a written charter for the Audit Committee. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice, with Mr. Burke acting as chairman of our Audit Committee. The Board has determined that Messrs. Burke, Esplin and Stice each satisfy the independence standards applicable to audit committee members established under applicable law and NASDAQ Stock Market rules. The Board will continue to monitor the director independence established under applicable law and the NASDAQ Stock Market rules. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters and meets the “financial literacy” requirement under the NASDAQ Stock Market rules to serve on the Audit Committee. The Board has designated Mr. Stice as the Audit Committee Financial Expert, within the meaning of the current rules of the SEC. The Audit Committee met four times during fiscal 2016. The Audit Committee’s written charter is posted on our website at www.nutraceutical.com under the link “Investors” and “Corporate Governance.”
Compensation Committee. The Compensation Committee includes two Board members who make decisions regarding salaries, incentive compensation, stock option grants and other matters involving our executive officers and certain key employees, including benefit plans applicable to these individuals, to ensure that the compensation arrangements meet corporate objectives. The Compensation Committee is currently comprised of Messrs. Benson and Stice. The Board has determined that Messrs. Benson and Stice each satisfy the standards of independence established under applicable law and NASDAQ Stock Market rules. The Compensation Committee met two times during fiscal 2016; however, the Compensation Committee discusses compensation issues informally at other times as well. The Compensation Committee has a written charter. The Compensation Committee’s written charter is posted on our web site at www.nutraceutical.com under the link “Investors” and “Corporate Governance.”
Nominating Committee. The Nominating Committee is responsible for overseeing the nominations of new members of the Board and re-election of current Board members. The Nominating Committee selects, evaluates and recommends to the full Board qualified candidates for election, appointment or re-election to the Board. The Nominating Committee is comprised of all of the independent members of the Board, which include Messrs. Benson, Burke, Esplin and Stice. The Board has determined that Messrs. Benson, Burke, Esplin and Stice each satisfy the standards of independence established under applicable law and NASDAQ Stock Market rules. The Nominating Committee does not have a written charter; however, the policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, are described in “Director Nomination Process” below. The Nominating Committee met one time during fiscal 2016.
DIRECTOR NOMINATION PROCESS

Recommendations of candidates for election as directors is made by the Nominating Committee and then approved by the full Board, as appropriate based on such recommendation. The nomination of Messrs. Hinrichs and Esplin for reelection to the Board was approved by the Nominating Committee, comprised of all of the independent directors, with Mr. Esplin abstaining.
In considering whether to nominate directors who are eligible to stand for re-election, the Nominating Committee gives due consideration to all relevant factors, including director qualifications set by the Board, historical attendance at and participation in Board and committee meetings, compliance with the Board’s and our policies, possession of necessary or desirable qualities and capabilities, input from other directors concerning the performance and independence of each director nominee, as well as personal considerations such as available time to continue to serve. The Nominating Committee believes that Messrs. Hinrichs and Esplin meet these requirements.
To be recommended for election to the Board, a nominee must meet such expectations and qualifications for directors as are established from time to time by the Board; be in compliance with and agree to comply with all policies of the Board and Nutraceutical applicable to service as a director; not have conflicts or commitments that would impair the nominee’s ability to attend scheduled Board or committee meetings or annual stockholders meetings; and not hold positions that would result in a violation of legal requirements, such as anti-trust prohibitions on interlocking relationships among competitors.
We seek individuals to serve on the Board on the basis of integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be available to serve on the Board for a reasonable period. Due consideration is given to the Board’s overall balance of perspectives, and diversity of backgrounds and experiences, as well as the ability of a nominee to meet independence standards of NASDAQ. Furthermore, at least one director on the Board should meet the qualifications required of an Audit Committee Financial Expert and at least three directors must meet the requirements for Audit Committee membership, as required by NASDAQ and the SEC.
Candidates for nomination recommended by our stockholders will be considered in the same manner as other candidates, but any such recommendation must comply with our By-laws, including specifically the requirements of Article III, Section 5 of the By-laws. If a stockholder recommendation meets the foregoing requirements and the independent members of the Board decide that a stockholder-recommended candidate is suitable for Board membership, then the Board will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next Annual Meeting of stockholders.
We do not have any current contractual arrangement with any third party to pay any fees in connection with identifying or evaluating any candidates for nomination for election as directors, but may retain such third parties from time to time.

BOARD LEADERSHIP STRUCTURE AND CORPORATE GOVERNANCE POLICIES
The Company’s By-laws provide that the Chairman of the Board shall preside over meetings of the Board. The Chief Executive Officer has management responsibility for the business and affairs of the Company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. Gay. The Board has determined that combining the Chairman and Chief Executive Officer roles along with independent directors as chairs and members of each committee is in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Gay’s extensive background in numerous aspects of business and finance, his in-depth knowledge of the Company’s business and industry and his ability to formulate and implement strategic initiatives. As Chief Executive Officer, Mr. Gay is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board.
The Board believes, however, that the combined Chairman and Chief Executive Officer roles should be balanced by a governance structure that includes a Lead Independent Director and also exercise of key Board oversight responsibilities by independent directors. The Board has appointed Mr. Burke to serve as our Lead Independent Director and to preside over meetings of the independent directors. The Lead Independent Director may hire outside advisors and consultants reporting directly to the Board or to the independent directors and may call meetings of the independent directors at any time. The Lead Independent Director also coordinates the activities of the independent directors, chairs executive sessions of the independent directors, and performs the other duties assigned from time to time by the Board.

Finally, to further its commitment to good corporate governance practices, the Board and each of its committees will conduct annual evaluations of their performance and consider improvements to the Company’s corporate governance structure based on such review.
BOARD RISK OVERSIGHT
The Board oversees and maintains the Company’s governance and compliance processes and procedures to promote the conduct of the Company’s business in accordance with applicable laws and regulations and with the highest standards of responsibility, ethics and integrity. As part of its oversight responsibility, the Board is responsible for the oversight of risks facing the Company and seeks to provide guidance with respect to the management and mitigation of those risks. Management discusses and reviews strategic and operational risks with the Board at quarterly Board meetings and at other times throughout the fiscal year. Directors have complete and open access to all of the Company’s employees and are free to, and do, communicate directly with management.
The Board also delegates specific areas of risk to the Audit Committee. The Audit Committee is responsible for the oversight of risk policies and processes relating to the Company’s financial statements and financial reporting processes. The Audit Committee reviews and discusses with management and the independent registered public accounting firm significant risks and exposures to the Company and the steps management has taken or plans to take to minimize or manage such risks. The Audit Committee meets in executive session with the independent registered public accounting firm at each regular meeting of the Audit Committee.
While the Board is responsible for risk oversight, management is responsible for risk management. The Company seeks to maintain an effective internal controls environment and has processes to identify and manage risk.
INDEPENDENCE OF BOARD MEMBERS
The Board of Directors reviews the independence of its members on a periodic basis based on criteria for independence established by the NASDAQ Stock Market and other applicable laws and regulations. In its periodic review of director independence, the Board considers relevant business relationships any director may have with us. Currently there are no such business relationships or arrangements, except that Messrs. Gay and Hinrichs are both executive officers of our Company. As a result of its periodic review, the Board has determined that all of the directors are independent, with the exception of Messrs. Gay and Hinrichs. The Board will continue to monitor the standards for director independence established under applicable laws or regulations as well as NASDAQ listing requirements to ensure that its criteria continues to be consistent with those standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board of Directors or the Compensation Committee and any other company.
COMMUNICATING WITH DIRECTORS
Our stockholders may send correspondence to the Board as a whole, the independent directors as a group, to any Board committee, to the chairman of the Audit Committee or to any individual director. Any stockholder who wishes to send such correspondence should mail it to: Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, c/o Legal Department, indicating in writing whether it is correspondence to particular member(s) of the Board or the Board in its entirety. All mail received will be opened and screened for security purposes. The mail will then be forwarded to the particular director(s) in question or to the Board in its entirety, as requested in the stockholder’s correspondence in question. Trivial items will be delivered to the director(s) at the next scheduled Board meeting. Obscene or offensive items will not be forwarded.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions. Under the NASDAQ Stock Market rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Our management monitors related party transactions for potential conflicts of interest situations. Related party transactions, if they come up, are typically reviewed and approved by the Board or the Audit Committee or another independent body of the Board.  Both the son and son-in-law of Frank W. Gay II, our Chief Executive Officer and Chairman, are employed at the Company and each received total cash compensation for fiscal 2016 in excess of $120,000. The brother of Jeffrey A. Hinrichs, our Director, Executive Vice President and Chief Operating Officer, is employed by the Company and received total cash compensation for fiscal 2016 in excess of $120,000.
Director Relationship with Wholly Owned Subsidiary. We previously established and provided funding for a wholly owned captive insurance subsidiary, American Nutritional Casualty Insurance, Inc., in Hawaii. This entity previously provided coverage for certain of our product liability risks. Mr. Benson serves on the board of directors of this subsidiary, which became inactive during fiscal 2010, and he has not been paid an additional amount for his service in connection therewith since it became inactive.
Indemnification of Directors and Officers. We have agreed to provide indemnification for our Board members and executive officers beyond the indemnification provided for in our certificate of incorporation (see “Indemnification Agreements” under “Director Compensation” below).
COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-ten-percent stockholders to file reports with the SEC regarding changes in beneficial ownership of our common stock and to provide us with copies of the reports. Based solely on our review of these reports, we believe that all of these reporting persons complied with applicable filing requirements for fiscal 2016.

PRINCIPAL STOCKHOLDERS
The table below sets forth certain information regarding the beneficial ownership of our common stock as of December 5, 2016 by (i) each person or entity known to us who beneficially owns more than five percent of the outstanding common stock, (ii) named executive officers and directors, and (iii) all our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The percentages in the table below are based on 9,204,270 shares of common stock outstanding as of December 5, 2016, unless otherwise indicated in the footnotes in the table. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

	Shares of
	Common Stock (a)
Name
	Total Beneficial Ownership (b)	Percent of Class
Five Percent Stockholders:
FMR LLC (c)	1,275,951	13.9%
BlackRock, Inc (d)	625,690	6.8
Dimensional Fund Advisors LP (e)	587,866	6.4
Dalton, Greiner, Hartman, Maher & Co LLC (f)	582,880	6.3
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (g)	509,700	5.5

Officers and Directors:
Frank W. Gay II (h)	730,613	7.9
Jeffery A. Hinrichs (i)	230,381	2.5
Gregory M. Benson	33,203	*
Cory J. McQueen	26,312	*
Stanley E. Soper (j)	22,450	*
Michael D. Burke	15,000	*
James D. Stice	13,975	*
Christopher B. Neuberger	11,185	*
J. Kimo Esplin	10,946	*

All executive officers and directors as a group (fifteen persons)	1,206,403	13.1
________________________________

*	Percent of class represents less than 1% of the total.

(a)	No stock options were outstanding or exercisable as of December 5, 2016.

(b)
On December 9, 2016, the Compensation Committee approved stock awards for named executive officers, which were granted on December 14, 2016. These stock awards were fully vested on the date of the grant. The stock awards granted to the named executive officers, Messrs. Gay, Hinrichs, McQueen, Soper, Neuberger and all executive officers as a group, were as follows: 9,275, 3,478, 2,608, 2,898, 2,318, and 29,850, respectively. Because these grants occurred on December 14, 2016, they are not reflected in the principal stockholder table, which reflects ownership as of December 5, 2016.

(c)
Based upon a Schedule 13G/A filed with the SEC on February 12, 2016. The business address of FMR LLC, Abigail P. Johnson, and Fidelity Low-Priced Stock Fund is 245 Summer Street, Boston, Massachusetts 02210.

(d)	Based upon a Schedule 13G/A filed with the SEC on January 27, 2016. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(e)	Based upon a Schedule 13G/A filed with the SEC on February 9, 2016. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(f)	Based upon a Schedule 13G filed with the SEC on September 12, 2016. The business address of Dalton, Greiner, Hartman, Maher & Co LLC is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

(g)
Based upon a Schedule 13G filed with the SEC on February 12, 2016. The business address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

(h) Mr. Gay indirectly owns 120 shares held by his wife, which she received by inheritance. Mr. Gay disclaims beneficial ownership of these shares.
(i) Mr. Hinrichs jointly holds his shares with his wife.

(j)
Mr. Soper directly owns 1,976 shares and indirectly owns 1,400 shares held in an IRA account as well as 19,074 shares held in The Soper Family Trust (the "Trust"), a revocable trust, of which Mr. Soper and his wife are trustees. These shares are held in the Trust for the benefit of Mr. Soper and his wife and children. Mr. Soper may be deemed to have an indirect pecuniary interest in the shares owned by the Trust. Mr. Soper disclaims beneficial ownership of the shares held by the Trust except to the extent of his pecuniary interest therein.

COMPENSATION OF EXECUTIVES
Compensation Discussion and Analysis
This compensation discussion and analysis provides information regarding the compensation paid to our executive officers named in the Summary Compensation Table below (the “named executive officers”) and also includes some discussion of the incentive compensation pool that is shared by the named executive officers with all our executives. It includes information regarding the objectives of our compensation program, each element of compensation that we provide, why we choose these elements, how we determine the amount of each component to pay and our compensation decisions for fiscal 2016.
Additional compensation information and explanations pertaining to fiscal 2017 have been included in order to assist our stockholders, including changes made in the areas of compensation design and governance. These include:

▪	The addition of performance-based long-term incentive grants,

▪	Appointment of an independent compensation consultant,

▪	Publication of a compensation peer group,

▪	Establishment of a clawback policy, and

▪	Establishment of stock ownership guidelines for named executive officers and directors.
This compensation discussion and analysis should be read in conjunction with the tables and related discussion that follow.
Introduction
We believe we are one of the only public companies that manufactures, markets and distributes dietary supplements and related products primarily to health and natural food stores. Most of our competitors are privately owned and are not subject to disclosure requirements and other requirements related to their compensation practices, giving them more flexibility in their executive compensation program. Over the last 20 plus years, we have internally grown and trained a unique and experienced senior management team to execute our business strategy, and we believe it would be difficult, time-consuming and disruptive to replace our team. Our compensation philosophy is designed to attract and retain qualified executives who will add to our long-term success and contribute to the achievement of operational and strategic objectives. We seek to foster an environment that aligns the interests of our executives and executive officers with the creation of long-term stockholder value. To this end, the amount and type of executive compensation paid is strongly linked to overall corporate operational and financial performance and success, including the delivery of long-term returns to our stockholders, the achievement of strategic business objectives and other factors that are consistent with our culture and values. We continually seek to find ways to incentivize executives to stay with our Company and our compensation practices and culture has been effective in accomplishing this goal.
In making decisions about compensation, the Compensation Committee considers the foregoing factors as well as our overall financial condition, our long-term net sales growth and our Adjusted EBITDA (which is earnings before net interest and other expenses, taxes, depreciation, amortization and goodwill and intangible asset impairments) performance during the prior year. Our executive compensation in fiscal 2016 consisted of three principal components: (i) base salary, (ii) an annual cash incentive payment and (iii) an annual incentive stock grant. Commencing in fiscal 2017, we will add performance stock units (“PSUs”), which will provide executives long-term equity upside if certain pre-established financial goals are met over a three-year performance period.
Executive Compensation Objectives
We believe our executives and executive officers are important to our ability to create long-term stockholder value. The Compensation Committee also believes that the cost of attracting talented executives to a company of our size can prove difficult when larger companies often have greater financial resources. The Compensation Committee and the Board believe that it is in the best interests of our Company, our stockholders and our other important non-stockholder constituencies to employ and train highly-talented business leaders who are able to build, maintain and improve on our Company’s performance. In order to achieve this fundamental objective, we believe that it is most appropriate to focus primarily on each executive’s total compensation opportunity, reviewed annually, and that a significant portion of each executive officer’s total compensation opportunity should be an incentive payment. This incentive payment typically consists of a cash incentive payment along with an incentive stock grant to further align management incentives with those of our stockholders. Commencing in fiscal 2017, we will add performance-based and performance-vested equity grants to the mix. We believe that our compensation program is designed to reward our executives in a way that not only incentivizes them to achieve short-term or annual performance goals, but also provides motivation and rewards our executives for long-term value creation for our Company and its stockholders.
Role of Our Compensation Committee
The Compensation Committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, incentive payments, incentive stock grants and other related benefits paid to our directors, executive officers and other executives.
The Compensation Committee develops our compensation policies, plans and programs and considers a number of factors and inputs in developing these. Among other things, the Compensation Committee considers the input of management (and in particular the recommendations of our Chief Executive Officer) as well other members of our Board, considers information and recommendations from outside advisors and utilizes publicly available data and information.
Our Compensation Committee uses its review of comparable companies or other public data only to gain a general understanding of relative compensation levels, compensation components and current compensation practices. Our Compensation Committee does not use this data for benchmarking or providing a framework for compensation levels. The Compensation Committee does not use benchmarking as a material component of, or the exclusive tool utilized in, setting our compensation packages. This is due to the competitive nature of our business and industry, our focus on long-term sales growth objectives (which may be different than the objectives of comparable companies) and our effort to maintain a consistent business strategy that may be unique to our Company.
Independent Consultant
The Compensation Committee has the authority to independently retain outside advisors and in fiscal 2016 engaged Compensation & Benefit Solutions, LLC to provide the Compensation Committee input and advice, primarily with respect to compensation governance and fiscal 2017 pay design.
Peer Group
The Compensation Committee adopted a peer group for fiscal 2017, consisting of the companies listed below. The peer data is used as a tool, as described above, and not for compensation benchmarking purposes.

Alico	Mannatech	Nature’s Sunshine Products	Omega Protein
Inventure Foods	Medifast	Nautilis	Orchids Paper Products
LifeVantage	Natural Alternatives Int’l	Nutrisystems	Synutra International
Lifeway Foods	Natural Health Trends	Oil-Dri Corp of America	USANA Health Sciences
LifeTime Brands

Rationale Behind Fiscal 2016 Pay Decisions
In arriving at its decisions on fiscal 2016 executive compensation, the Compensation Committee considered the affirmative stockholder "say-on-pay" advisory vote at the 2016 Annual Meeting of stockholders on executive compensation and subsequent stockholder input. While stockholders indicated a preference for making certain changes which will be implemented in fiscal 2017, stockholders have consistently expressed support in the form of say on pay advisory votes for our pay philosophy, which rewards long-term corporate growth and share value creation. Based on stockholder support for that philosophy at the 2016 Annual Meeting of stockholders, the Compensation Committee determined to continue to apply the same principles and core objectives in determining the amounts and types of executive compensation, including:

▪
An annual incentive plan formula, which funds the executive incentive pool based on achievement of pre-set Adjusted EBITDA benchmarks and pre-set net sales growth benchmarks reflected as a multi-year moving average,

▪	Target bonuses, which range from 20% to 200%,

▪	An allocation of a pro-rata portion of the incentive pool to each named executive officer,

▪
Possible exercise of negative discretion, but not positive discretion, by the Compensation Committee regarding the portion of the annual incentive pool, which actually will be allocated to each named executive officer, and

▪	Payment of a portion of the annual bonus to each named executive officer in the form of registered, unrestricted and fully-vested stock.
The specific compensation amounts for our executives and named executive officers for fiscal 2016 were based on the Company's financial performance as reflected by pre-set net sales growth goals and Adjusted EBITDA percentage goals. The Compensation Committee firmly believes the executives and executive officers of the Company are able to manage the long-term success and financial performance of the Company’s net sales growth and Adjusted EBITDA percentage more effectively than they can manage short-term stock price fluctuations in a thinly traded, micro-cap stock. A more detailed analysis of the Company’s fiscal 2016 financial results is contained in the Management Discussion and Analysis section contained in the annual report to stockholders and our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Elements of Fiscal 2016 Executive Compensation Program
Our executive compensation program for fiscal 2016 consists of the following three key components:
•       Base salary,
•       Incentive cash payments, and
•       Incentive stock grants.
Base Salary
Base salary represents the only fixed component of our executive compensation program. We use base salary to partially compensate executives for services rendered during the fiscal year. Base salaries are generally set based on the Company’s historical pay range for the position, adjusted annually for performance and inflation, and adjusted to be competitive in attracting and retaining executive talent. The Compensation Committee may also review an executive’s base salary from time to time upon the occurrence of a promotion or other change in job responsibility.
Incentive Payments
The Compensation Committee believes that the amount of incentive compensation paid to an executive can be effective in motivating the executive and is critical in retaining talented executives and executive officers in an industry where there is a limited talent pool of knowledgeable and professional management expertise. Creating an environment and culture that fosters long-term financial success and overall corporate excellence for our executive group is a primary goal of the incentive compensation payments. The Compensation Committee has a targeted payment range of 20% to 200% of an individual’s base salary for each individual executive’s annual incentive payment, based on the individual’s position and responsibilities with the Company. Current target incentive amounts for the named executive officers are: Chief Executive Officer, 200%; Vice President and Chief Financial Officer, 100%; Executive Vice President and Chief Operating Officer, 150%; Vice President of Legal Affairs, 125%; and Vice President, Marketing & Sales, 100%.
At the beginning of the fiscal year the Compensation Committee sets target performance goals, as well as total incentive pool funding for meeting those goals. As the chart on the following page indicates, for fiscal 2016, net sales growth up to 4.99% would yield target incentive pool funding of 1% of Adjusted EBITDA, and Adjusted EBITDA (prior to incentive payments) as a percentage of net sales at the 20% - 20.99% range would yield a target funding pool of 9% of Adjusted EBITDA. Thus, the total incentive pool for all executives participating in the pool would be 1% of Adjusted EBITDA plus 9% of Adjusted EBITDA for a total of 10% of Adjusted EBITDA. The Compensation Committee retains the discretion to adjust the pool downward (but not upward), and the Compensation Committee made the decision to limit the entire incentive pool to 8.5% of Adjusted EBITDA for fiscal 2016.
The next step is for the Compensation Committee to calculate a particular executive’s share of the incentive pool by a fraction, the numerator which is the particular executive’s target bonus, and the denominator which is the sum of the target bonuses of all incentive pool participants.
The final step is for the Compensation Committee to determine whether to adjust the incentive payment yield by the above stated methodology downward (but not upward) with respect to each named executive officer.
Annual incentive payments are generally finalized for the executive group as a whole and for each individual after audited fiscal year-end results are received.
Incentive Payments in the Form of Stock
For the past several years, including for fiscal 2016, the incentive payment mechanism described above has been paid partially in cash and partially in the form of stock grants from Nutraceutical International Corporation’s 2013 Long-Term Equity Incentive Plan (the “2013 Plan”). The amount of the stock grants generally range between 30% to 50% of the executive’s combined incentive compensation and are based on the Company goal of having all executives hold equity in the Company amounting to one and a half times the executive’s base salary (except for the CEO, who is expected to hold an amount equal to five times base salary). The cash incentive payment to the executive can also be used to purchase additional stock to achieve that goal. In future years, the equity-related component may include either cash to be used to purchase stock, stock grants including PSUs, which will be granted in fiscal 2017, and other types of awards, including any of those permitted under the 2013 Plan.
Detailed Summary of the Incentive Pool
The overall incentive compensation payment pool that is available to be paid to our executives is based on two objective measures used to calculate the incentive payment pool: (i) the moving average net sales growth of the Company for the last five fiscal years and (ii) the Adjusted EBITDA percentage, prior to incentive payments, for the current fiscal year. The following table titled “Performance Incentive and Targets” sets forth the targeted fiscal 2016 incentive percentages for net sales growth and Adjusted EBITDA percentage that is used by the Compensation Committee to calculate the incentive compensation payment pool available to be paid annually to the Company’s executives.

Performance Incentive and Targets
Net Sales Growth		Pre-Incentive Adjusted EBITDA
5 Year Moving Average %	Performance Incentive %	Current Fiscal Year (a)	Performance Incentive %
<0%	0.0%	0% - 9.99%	0.0%
0% - 4.99%	1.0%	10% - 14.99%	3.0%
5% - 9.99%	2.0%	15% - 15.99%	4.0%
10% - 19.99%	3.0%	16% - 16.99%	5.0%
20% - 29.99%	3.5%	17% - 17.99%	6.0%
30% - 39.99%	4.0%	18% - 18.99%	7.0%
40% - 49.99%	4.5%	19% - 19.99%	8.0%
50% Plus	5.0%	20% - 20.99%	9.0%
		21% - 21.99%	10.0%
		22% - 22.99%	11.0%
		23% - 23.99%	12.0%
		24% - 24.99%	13.0%
		25% Plus	14.0%
____________________________
(a) Calculated as Adjusted EBITDA (pre-incentive) divided by net sales for the current year.
The following table titled “Fiscal 2016 Performance Incentive” shows that the potential total compensation incentive for fiscal 2016 after completion of the fiscal year was actually ten percent (10%), but the Compensation Committee elected to approve a total incentive compensation payment pool of eight and one half percent (8.5%) of Adjusted EBITDA (pre-incentive) for all executives and executive officers.

Fiscal 2016 Performance Incentive (dollars in millions)
Net Sales				Pre-Incentive Adjusted EBITDA			Total Performance Incentive %
2016 Net Sales $	5 Year Moving Average $	5 Year Moving Average %	Performance Incentive %	Adjusted EBITDA $	Adjusted EBITDA %	Performance Incentive %	Potential % (a)	Approved % (b)
233.0	214.5	4.4%	1.0%	47.4	20.4%	9.0%	10.0%	8.5%
__________________________
(a) Potential Incentive Compensation % based on Company performance
(b) Total Incentive Compensation % approved by Compensation Committee
Perquisites
Perquisites for executive officers are limited in scope and value and are generally consistent with those provided to other employees.
Employment Agreements, Change of Control Provisions and Severance Payments
None of our named executive officers has an employment agreement with us. Currently, we have no change of control agreements relating to employment benefits or severance related thereto, nor do we currently have a severance plan for our named executives or executive officers.

Indemnification Agreements
We enter into indemnification agreements with each of our executive officers. These indemnification agreements provide, among other things, that we will indemnify our executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, officer, employee, agent or fiduciary of our Company, any subsidiary of our Company or any other company or enterprise to which such executive officer serves at the Company’s request. We also purchase director and officer insurance (“D&O insurance”). We believe that indemnification agreements and this D&O insurance are necessary to attract and retain qualified persons as executive officers.
Other Benefits
We maintain a health insurance plan for the benefit of all eligible employees, including our executive officers. This plan requires the employee to pay a portion of the premiums, and we pay the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a qualified 401(k) retirement savings plan that is available to all eligible employees. For fiscal 2016, we matched 100% of the employee’s first 4% contribution based on eligible pay. Both employee contributions and the employer matching contributions are subject to the statutory limits of the Code. No supplementary non-qualified deferred compensation plan is available to executives. We also provide to all eligible employees long-term disability insurance coverage, the premiums for which are paid in full by us, and an education and tuition reimbursement program. The above benefits are available to our executive officers on the same basis as all other eligible employees.
Change in Long-Term Incentive Grants Commencing in Fiscal 2017
For fiscal 2017, the Compensation Committee has determined that in addition to paying a portion of the annual incentive in the form of registered, unrestricted and fully vested stock, named executive officers will also receive grants of PSUs. Principal elements of those grants will be:

▪	A target number of PSUs to each named executive officer. Each vested PSU earned will be eligible to be exchanged for one share of common stock of Nutraceutical,

▪
The number of PSUs earned can be less than or greater than target, depending on Nutraceutical's performance over a three-year performance period, commencing October 1, 2016 and ending September 30, 2019,

▪	Two applicable performance criteria measured over three fiscal years, which are achievement of average revenue increase goals and achievement of Adjusted EBITDA average margin percentage,

▪
Each of these performance criteria receives consideration in determining the actual number of PSUs that are ultimately eligible to vest, which can range from 0% up to 210% of the target number of PSUs granted, and

▪	Generally, PSUs earned will vest at the end of the three-year performance period.
2016 Executive Compensation Determinations
The compensation for each executive officer for fiscal 2016 was determined by the Compensation Committee, in each case based on the general factors described above. There were no specific factors that went into the compensation decision for any particular executive other than what is described above. In each case, the final decision for each executive officer is discretionary and not based on quantifiable data. The key compensation determinations for each of the named executive officers during fiscal 2016 are set forth in the Company’s Summary Compensation Table.
Compensation Governance Practices
The Compensation Committee seeks to implement and maintain sound compensation governance practices to ensure adherence to our pay-for-performance philosophy while appropriately managing risk and aligning our named executive compensation with the best interests of our Company and our stockholders.

Adoption of a Compensation Clawback Policy
In November 2016, the Compensation Committee adopted a policy to claw back certain executive compensation in the event of an accounting restatement resulting from a material non-compliance with financial reporting requirements under the Federal securities laws. The policy covers all of Nutraceutical’s current and future named executive officers and applies to incentive compensation paid by Nutraceutical (annual incentive payments, stock grants, PSUs, and other performance-based long-term incentive awards). If Nutraceutical is required to prepare an accounting restatement of its financial statements due to its material noncompliance with any financial reporting requirements, then at the discretion of the Compensation Committee, the named executive officers will be required to reimburse or forfeit any incentive compensation during the period to which the restatement applies. The amount to be recovered, as determined by the Compensation Committee, will be the amount by which the incentive compensation actually paid to the named executive officer based on the erroneous data is greater than the incentive compensation that would have been paid to the named executive officer had it been based on the restated results.
Adoption of Stock Ownership Guidelines
In November 2016, the Compensation Committee adopted stock ownership guidelines for named executive officers and directors. The CEO is required to own an amount equal to five times base salary, and each of the four other named executive officers is required to own at least one and a half times base salary. Each director (excluding directors who are also executives) are required to own an amount equal to five times their annual cash retainer. Executives and directors will have until November 2021 to satisfy the requirements. Until the requirements are satisfied, they will be expected to retain ownership of shares received through equity compensation.
Accounting and Tax Considerations
Effective October 1, 2005, we adopted the authoritative guidance issued by the Financial Accounting Standards Board, which requires companies to record compensation expense for the value of all outstanding and unvested share-based payments, including stock options and similar awards. We terminated all existing stock option plans on September 30, 2005 and have no stock options outstanding. In 2012, we adopted the 2013 Plan, which was unanimously approved by the Board on November 13, 2012, and which became effective upon receipt of stockholder approval on January 28, 2013. The 2013 Plan permits grants of equity-based awards. Awards under the 2013 Plan were made to the named executive officers on December 11, 2014, December 11, 2015 and December 14, 2016, as more fully described in Management Compensation below.
We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.
Section 162(m) of the Code limits our deduction for federal income tax purposes for compensation paid to our named executive officers (other than our chief financial officer) in a taxable year to $1 million, unless the compensation qualifies as “performance-based compensation.”  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and reserves the right to grant compensation awards in the future that are not deductible if it determines that granting such awards would be in the best interests of our Company and our stockholders.

MANAGEMENT COMPENSATION
SUMMARY COMPENSATION TABLE
Our Section 16 officers are appointed by and serve at the discretion of the Board. The following table shows for the fiscal years ended September 30, 2016, 2015 and 2014, compensation paid to our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers at September 30, 2016 (collectively, the “named executive officers”).

			Incentive Compensation (Bonus)
Name and Principal Position	Fiscal Year	Salary ($) (a)	Cash ($)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($)
Frank W. Gay II	2016	555,000	500,000	320,000	10,400	1,385,400
Chief Executive Officer	2015	549,792	500,000	100,000	10,600	1,160,392
	2014	512,115	510,000	83,000	10,400	1,115,515

Cory J. McQueen	2016	313,958	130,000	90,000	10,750	544,708
Vice President and Chief	2015	308,333	150,000	35,000	10,640	503,973
Financial Officer	2014	292,346	150,000	33,000	10,583	485,929

Jeffery A. Hinrichs	2016	352,750	200,000	120,000	16,130	688,880
Executive Vice President and	2015	345,917	200,000	40,000	10,660	596,577
Chief Operating Officer	2014	327,654	195,000	40,000	10,555	573,209

Stanley E. Soper	2016	326,750	190,000	100,000	10,780	627,530
Vice President, Legal Affairs	2015	319,917	200,000	35,000	10,700	565,617
	2014	302,154	200,000	35,000	10,575	547,729

Christopher B. Neuberger	2016	286,667	110,000	80,000	13,560	490,227
Vice President, Marketing and	2015	270,750	110,000	35,000	8,200	423,950
Sales	2014	258,961	105,000	30,000	10,303	404,264
________________________________

(a)	Includes amounts earned in a fiscal year but deferred at the named executive officer’s election pursuant to our 401(k) plan.

(b)
This column reports the stock awards made under the 2013 Plan for the fiscal year. All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification 718 based on the closing price of our common stock on the date of grant.

(c)	Represents matching contributions made by us under our 401(k) plan.
The foregoing compensation table does not include certain fringe benefits that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all our U.S. employees. These fringe benefits include group health insurance, dental insurance, and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses. See the “Compensation Discussion and Analysis” above for further information on the compensation and benefits provided to our named executive officers.

In addition, we also provide life insurance coverage to all eligible employees and premiums are paid in full by us and the benefit is available to our executive officers on the same basis as all other eligible employees. The average cost of this benefit is $80 per employee per year.
GRANTS OF PLAN-BASED AWARDS PERTAINING TO LAST FISCAL YEAR
The following table provides information regarding stock awards granted by us to named executive officers pertaining to fiscal 2016 under the 2013 Plan.

Name	Grant Date	Approval Date	Stock Awards (#) (a)	Grant Date Fair Value of Stock Awards ($) (b)
Frank W. Gay II	12/14/2016	12/9/2016	9,275	320,000
Cory J. McQueen	12/14/2016	12/9/2016	2,608	90,000
Jeffery A. Hinrichs	12/14/2016	12/9/2016	3,478	120,000
Stanley E. Soper	12/14/2016	12/9/2016	2,898	100,000
Christopher B. Neuberger	12/14/2016	12/9/2016	2,318	80,000
_______________________

(a)
All stock awards were fully vested as of the date of the grant. The value realized on vesting is calculated by multiplying the number of shares shown by the market value on the vesting date, which was $34.50, the closing price of our common stock on December 14, 2016, the date of grant.

(b)	All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification 718 based on the closing price as of the date of grant of common stock awarded.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
There were no outstanding or exercisable stock options or unvested stock held by the named executive officers at September 30, 2016.
OPTION EXERCISES IN LAST FISCAL YEAR
There were no stock options exercised by executive officers during fiscal 2016.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We do not have any agreements with any named executive officers that would provide for the payment of any severance benefits upon termination or change of control.
EQUITY COMPENSATION PLANS
Equity Compensation Plans Approved by Stockholders
Long-Term Incentive Plans — Stockholders have approved the 2013 Plan. We use the 2013 Plan for stock-based incentive awards that may be granted in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other performance-based awards, or other stock-based awards. The 2013 Plan is administered by the Compensation Committee. Under the 2013 Plan, we are authorized to grant stock-based incentive awards up to 800,000 shares of our common stock. As of December 5, 2016, 720,721 shares were available for issuance. On December 11, 2014, on December 11, 2015, and on December 14, 2016, 24,827 shares, 22,664 shares and 41,449 shares, respectively, of our common stock were issued under the 2013 Plan.
We do not have any equity compensation plan not approved by stockholders.

EQUITY COMPENSATION PLAN INFORMATION
As of December 5, 2016, the following table provides information about our shares that may be issued under the 2013 Plan approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	-	-	720,721[1]
Equity compensation plans not approved by stockholders	-	-	-
Total	-	-	720,721
1 On December 9, 2016, the Compensation Committee approved stock awards totaling 41,449 shares of our common stock. The date of the grant of these awards was December 14, 2016, leaving 679,272 securities remaining available for future issuance under the 2013 Plan.
DIRECTOR COMPENSATION
We reimburse all directors for reasonable expenses incurred in attending Board meetings or its committees and related activities. Directors who are our employees do not receive a salary or retainer for their services. We pay non-employee directors a quarterly cash retainer for service on the Board of Directors and a quarterly cash retainer for each committee membership (excluding the Nominating Committee). Each non-employee director was granted options to purchase 10,000 shares of common stock under our 1998 Non-Employee Director Stock Option Plan at the time of election to the Board. During fiscal 2016, directors did not receive any meeting fees.
2016 DIRECTOR COMPENSATION
The following table provides information concerning the fiscal 2016 compensation of our non-employee directors who served on our Board of Directors in fiscal 2016.

Name	Fees Earned or Paid in Cash ($) (a)
Michael D. Burke	76,000
Gregory M. Benson	72,000
J. Kimo Esplin	68,000
James D. Stice	88,000
________________________________

(a)
During fiscal 2016, all non-employee directors received a quarterly cash retainer of $13,000 for service on the Board of Directors. In addition, Messrs. Burke and Esplin each received a quarterly cash retainer of $4,000 for their service on the Audit Committee. Mr. Benson received a quarterly cash retainer of $4,000 for his service on the Compensation Committee. Mr. Stice received a quarterly cash retainer of $4,000 for his service on the Audit Committee as well as a quarterly cash retainer of $4,000 for his service on the Compensation Committee. Mr. Burke is the designated Audit Committee Chair and the Lead Independent Director and during fiscal 2016 received an additional $8,000 for his services in connection therewith. Mr. Benson is the designated Compensation Committee Chair and during fiscal 2016 received an additional $4,000 for his service in connection therewith. Mr. Stice is the designated Audit Committee Financial Expert and during fiscal 2016 received an additional $4,000 for his service in connection therewith.

No stock awards or stock option awards have been granted to non-employee directors since 2005. There were no outstanding or exercisable stock options or unvested stock held by non-employee directors at September 30, 2016.

Indemnification Agreements
We enter into indemnification agreements with each of our directors. These indemnification agreements provide, among other things, that we will indemnify our directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, agent or fiduciary of our Company, any subsidiary of our Company or any other company or enterprise to which such director serves at the Company’s request. We also purchase D&O insurance. We believe that indemnification agreements and this D&O insurance are necessary to attract and retain qualified persons as directors.
UNDER THE RULES OF THE SEC, THE COMPENSATION AND AUDIT COMMITTEE REPORTS THAT FOLLOW ARE NOT DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT BY REFERENCE INTO ANY FILINGS WITH THE SEC.

COMPENSATION COMMITTEE REPORT
The Compensation Committee was established by the Board of Directors in February 1998 in connection with Nutraceutical’s initial public offering. The Compensation Committee is currently comprised of Messrs. Benson and Stice. The Compensation Committee’s responsibilities are more fully described in its written charter, which is posted on Nutraceutical’s website at www.nutraceutical.com under the link “Investors” and “Corporate Governance.”
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

GREGORY M. BENSON
JAMES D. STICE

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Nutraceutical’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its written charter, which is posted on Nutraceutical’s website at www.nutraceutical.com under the link “Investors” and “Corporate Governance.”
The Audit Committee reviews with Nutraceutical’s independent registered public accounting firm the scope and timing of their audit services and any other services they are asked to perform, the audit report on Nutraceutical’s consolidated financial statements following completion of the audit and an audit report on Nutraceutical’s internal control over financial reporting. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice. The Audit Committee held four meetings during fiscal 2016.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of Nutraceutical for fiscal 2016 with management and has discussed with Nutraceutical’s independent registered public accounting firm, among other things, the methods used to account for significant unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating sensitive accounting estimates and other matters required under Statement on Auditing Standards No. 61, Communication with Audit Committee. In addition, the Audit Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP regarding their independence as an independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers LLP the status of their independence. Based upon this review of the above-mentioned issues, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Nutraceutical for fiscal 2016 be included in Nutraceutical’s Annual Report on Form 10‑K for the Fiscal Year Ended September 30, 2016 for filing with the Securities and Exchange Commission.

MICHAEL D. BURKE
J. KIMO ESPLIN
JAMES D. STICE

FEES PAID TO PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP serves as our independent registered public accounting firm. In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage the firm from time to time to perform other services. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended September 30, 2016 and 2015, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Year Ended
	September 30,
	2016	2015
Audit Fees (1)	$577,972	$504,972
Audit-Related Fees (2)	1,800	1,800
Tax Fees	—	—
All Other Fees	—	—
Total	$579,772	$506,772
________________________________

(1)
Consists of fees billed for professional services rendered in connection with the integrated audits of the consolidated financial statements and internal control over financial reporting (SOX 404) as well as the related reviews of the quarterly financial statements.

(2)	Consists of fees billed for other services not explicitly related to the audit of our financial statements.
The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and permissible non-audit) to be provided to us by our independent registered public accounting firm. The Audit Committee pre-approves audit services to be performed following a review of the independent registered public accounting firm’s audit plan. The Audit Committee may also approve, for up to a year in advance, permissible non-audit services, including tax and due diligence, subject to specific budgets. In cases where service needs arise that have not been pre-approved by the Audit Committee, the Audit Committee’s Chairman has the delegated authority to pre-approve the provision of such services, which pre-approvals are then communicated to the full Audit Committee. In accordance with these policies, the Audit Committee pre-approved the audit and permissible non-audit services provided by our independent registered public accounting firm for fiscal 2016 and 2015.
We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting where they can respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION
Our By-laws provide the mechanism for a stockholder to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders. Any stockholder interested in making such a nomination or proposal should request a copy of the relevant provisions of our By-laws from our corporate secretary.
A stockholder must, among other things, provide a description of the proposal, the name and address of the stockholder (as they appear on our stock transfer records), the number of shares of our common stock beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Any proposal submitted by a stockholder must comply with our By-laws and with applicable law. Stockholders wishing to bring a proposal or other business before our 2018 Annual Meeting are urged to review relevant provisions of our By-laws and of applicable law. Merely submitting a proposal by the deadline does not guarantee that the proposal will be brought before the next annual meeting. Proposals should be addressed to: Corporate Secretary, c/o Legal Department, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.
If a stockholder wishes to bring a proposal before the next annual meeting, and wishes that matter to be eligible for inclusion in our Proxy Statement and proxy card relating to our 2018 Annual Meeting of Stockholders, the proposal must be received by us on or before the close of business on August 18, 2017 and must follow the other procedures required by Rule 14a-8 of the Securities Exchange Act of 1934, as amended.
If a stockholder wishes to submit a proposal for or bring other business before the 2018 Annual Meeting of Stockholders but does not want to include it in our proxy materials, written notice of such stockholder proposal or other business must be delivered to our Corporate Secretary on or before the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting of Stockholders in accordance with our By-laws, and must comply with the procedures of our By-laws.
If a stockholder wishes to submit a nomination for election of a director for the 2018 Annual Meeting of Stockholders, the nomination must be received by us on or before the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting of Stockholders in accordance with our By-laws, and must comply with the procedures of our By-laws.
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K (without exhibits) for the Fiscal Year Ended September 30, 2016 has been mailed to all stockholders together with this Proxy Statement. Additionally, the Annual Report on Form 10-K (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may submit requests for additional copies of the Annual Report on Form 10-K in one of the following manners:

•	Email to investor@nutraceutical.com.

•	Send your request by mail to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

•	Call 435-655-6106.
The Annual Report is not to be regarded as proxy soliciting material.

Appendix A
PROXY	NUTRACEUTICAL INTERNATIONAL CORPORATION	PROXY
Proxy for the Annual Meeting of Stockholders to be held on January 23, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NUTRACEUTICAL INTERNATIONAL CORPORATION
The undersigned, revoking all prior proxies, hereby appoint(s) Frank W. Gay II and Cory J. McQueen, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Nutraceutical International Corporation that the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders to be held at The Ritz-Carlton, 4012 Central Florida Parkway, Orlando, Florida 32837 on Monday, January 23, 2017 at 9:00 a.m., local time, and at any adjournment thereof.

☒	Please mark your vote as in this example.

The Board recommends a vote FOR the following Class I Directors
1.	To elect two Class I Directors:	FOR	WITHHOLD AUTHORITY

	Jeffrey A. Hinrichs (Class I)	☐	☐

	J. Kimo Esplin (Class I)	☐	☐

The Board recommends a vote FOR the following proposal
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board recommends a vote FOR the following proposal
3.	Advisory vote to approve named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

To opt out of house-holding mail, mark here.				☐
To receive a single copy of the proxy materials, mark here.				☐
For address change/comments, mark here				☐
Please indicate if you plan to attend this meeting:				Yes ☐	No ☐

SIGNATURE		DATE	,	201_

SIGNATURE		DATE	,	201_
IF HELD JOINTLY

NOTE:
Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person. This proxy card is valid only when signed and dated.